Exhibit 4.3
WILMINGTON TRUST CORPORATION
OFFICERS’ CERTIFICATE
8.50% SUBORDINATED NOTES DUE 2018
April 1, 2008
          The undersigned Authorized Officers hereby certify that, pursuant to resolutions duly adopted by the Board of Directors of the Company on October 19, 2007 (collectively, the “Borrowing Resolutions”), such Authorized Officers are authorized and empowered on behalf of the Company to arrange or effect senior or subordinated borrowings in a specified amount. Pursuant to such authority, the Authorized Officers hereby take the following actions:
RESOLVED, that, pursuant to that certain Indenture dated as of May 4, 1998 between the Company and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association), as Trustee, relating to subordinated debt securities (the “Indenture”), the Authorized Officers hereby authorize and approve the issuance and sale of a series of Securities (the “Notes”), as follows:
(1)	The title of the Securities of this Series (the “Notes”) is: “8.50% Subordinated Notes Due 2018.”

(2)	The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Article Three or Section 4.07, 9.06, or 15.03 of the Indenture) shall be limited to Two Hundred Million Dollars ($200,000,000.00).

(3)	The Notes shall be issued in fully registered form, without coupons, and none of the Notes shall be issuable in bearer form. The Notes shall be issued in the form of one or more Global Securities deposited in book-entry form with, or on behalf of, the Depository Trust Company (“DTC”) or another successor depositary institution named by the Company and, if deposited with or on behalf of DTC, will be registered in the name of DTC’s nominee, Cede & Co. (“Cede”).

(4)	The Notes shall be denominated in, and the principal of, and interest on, the Notes shall be payable in, United States dollars.

(5)	The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess of such amount.

(6)	The principal of the Notes shall be due and payable on April 2, 2018.

(7)	The Notes shall bear interest at the rate of 8.50% per annum from April 1, 2008 until the principal thereof is paid in full or made available for payment. Such interest shall be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2008 to the persons of record on March 15 or September 15 (whether or not a Business Day) next preceding such April 1 or October 1, respectively; and such interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

(8)	The Notes shall not be subject to redemption at the option of the Company.

(9)	The Notes shall not be subject to redemption at the option of a Holder thereof or pursuant to any sinking fund or otherwise.

(10)	The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are incorporated by reference herein and authorized hereby.

(11)	The Notes shall be subordinated to the rights of holders of Senior Indebtedness and General Obligations as and to the extent provided in the Indenture.

(12)	For so long as the Note is held by the Depositary or its nominee, payment of principal and interest shall be made by wire transfer to an account designated by the Depositary or its nominee. The Place of Payment for Notes not held by the Depositary or its nominee and the location for surrender of Notes for transfer or exchange shall be at the Paying Agent’s office located at Wells Fargo Bank, National Association, Corporate Trust Operations, 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479 and such other Place of Payment as may be designated by Authorized Officers from time to time and for the giving of notices shall be the Company’s offices at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

(13)	Wells Fargo Bank, National Association is hereby appointed and designated to act as Trustee, Paying Agent, and Security Registrar under the Indenture.
RESOLVED, that the Authorized Officers hereby adopt, ratify, and approve the execution and delivery of an Underwriting Agreement (the “Underwriting Agreement”) among the Company, J.P. Morgan Securities Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters listed on Schedule 1 thereto (the “Underwriters”) in substantially the form attached hereto as Exhibit B with such changes therein, additions thereto, and deletions therefrom as the officers executing the same may approve, and hereby adopt and approve the performance by the Company of the Underwriting Agreement.
RESOLVED, that the Company is hereby authorized and directed to issue and sell the Notes to the Underwriters in accordance with the Indenture, this Certificate, and the Underwriting Agreement and that the consideration for which the Notes shall be sold by the Company to the Underwriters shall be Two Hundred Million Dollars ($200,000,000) plus accrued interest, if any, thereon from April 1, 2008 to the date of delivery thereof, less an underwriting discount and commission in the amount of 0.65% of the principal thereof.
RESOLVED, that the Authorized Officers and the secretary or any assistant secretary of the Company be, and each of them hereby is, authorized to take, or cause to be taken, any and all action which each such Authorized Officer may deem necessary or desirable to carry out the purpose and intent of the foregoing resolutions or in order to perform, or cause to be performed, the obligations of the Company under the Indenture, the Notes, and the Underwriting Agreement and, in connection therewith, to make, execute, and deliver or cause to be made, executed, and delivered, all agreements, undertakings, documents, certificates, orders, requests, or instruments in the name and on behalf of the Company as each such Authorized Officer may deem necessary or desirable.
RESOLVED, that all actions of the Company, its directors, officers, agents, and employees heretofore taken in connection with the aforesaid matters hereby are ratified, approved, and confirmed.
RESOLVED, that the capitalized terms used herein but not defined in this Certificate shall have the meanings given to them in the Indenture.
RESOLVED, that this writing constitutes a complete record of the above actions taken by the undersigned Authorized Officers as of the date first set forth above.

David R. Gibson	Gerard A. Chamberlain
Executive Vice President	Vice President
and Chief Financial Officer	and Assistant Secretary

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